Exhibit 10.2

Summary of Fiscal 2006 Base Compensation for

the Named Executive Officers of AngioDynamics, Inc.

Name	Position	Fiscal 2006 Base Salary	Target Bonus Percentage
Eammon P. Hobbs	President and CEO	$289,000	40%
Paul J. Shea	Vice President, Sales	181,427	30%
Robert M. Rossell	Vice President, Marketing	176,567	30%
Brian S. Kunst	Vice President, Regulatory Affairs/ Quality Assurance	170,100	30%
William M. Appling	Vice President, Research & Development	168,078	30%